Exhibit 2.1

FIRST amendment to PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (this “Amendment”) is entered into on August 4, 2022 (“Effective Date”), by and among Stronghold Energy II Operating, LLC, a Delaware limited liability company (“Stronghold OpCo”), Stronghold Energy II Royalties, LP, a Delaware limited partnership (“Stronghold RoyaltyCo”, together with Stronghold OpCo, collectively, “Seller”), and Ring Energy, Inc., a Nevada corporation (“Buyer”). Seller, on the one hand, and Buyer, on the other hand, are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement, dated as of July 1, 2022 (as amended from time to time, the “Purchase Agreement”) (capitalized terms used herein but not defined in this Amendment shall have the meanings ascribed to them in the Purchase Agreement); and

WHEREAS, the Parties desire to amend the Purchase Agreement as set forth herein, as of the Effective Date;

NOW, THEREFORE, for and in consideration of the promises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1.             Transition Services Agreement.

a.	A new Exhibit N shall be added to the Purchase Agreement in the form attached hereto as Annex 1, and the following shall be added to the list of Appendices, Exhibits and Schedules on page v of the Purchase Agreement after “Exhibit M Form of Lock-Up Agreement”:

Exhibit N	Form of Transition Services Agreement

b.	A new defined term “Transition Services Agreement” shall be added after the definition of “Transfer Tax” and before the definition of “Units”:

“Transition Services Agreement” – the Transition Services Agreement in the form attached to this Agreement as Exhibit N to be executed and delivered by and between Stronghold OpCo and Buyer at Closing.

c.	Section 2.04(a) of the Purchase Agreement shall be amended to add a new Section 2.04(a)(xiii), which reads as follows: “an executed counterpart of the Transition Services Agreement, executed by Stronghold OpCo.”

d.	Section 2.04(b) of the Purchase Agreement shall be amended to add a new Section 2.04(b)(xvi), which reads as follows: “an executed counterpart of the Transition Services Agreement, executed by Buyer.”

2.             Stockholder Meeting. Section 6.07(b) of the Purchase Agreement shall be amended to add a new sentence at the end of such section, which reads as follows: “Notwithstanding anything to the contrary in this Section 6.07, Buyer shall not be required to establish a record date for, call, give notice of, or convene the Stockholders Meeting on or before August 31, 2022.”

3.             Certificate of Designation.

a.	Section 7.07 of the Purchase Agreement shall be amended by deleting the reference to “Seller” and replacing it with “Buyer”.

b.	Section 8.08 of the Purchase Agreement shall be amended by deleting the reference to “Seller” and replacing it with “Buyer”.

4.             Employee Effective Date. The second sentence of Section 12.02 of the Purchase Agreement shall be amended to delete “effective as of the Closing Date” and replace it with “effective as of the first day after the end of the Term (as defined in Transition Services Agreement) of the Transition Services Agreement.”

5.             Additional Inventory.

a.	Exhibit F to the Purchase Agreement is hereby deleted in its entirety and replaced in its entirety with Annex 2 attached hereto.

b.	New Exhibit O-1, Exhibit O-2 and Exhibit O-3 shall be added to the Purchase Agreement in the forms attached hereto as Annex 3, and the following shall be added to the list of Appendices, Exhibits and Schedules on page v of the Purchase Agreement after “Exhibit N Form of Transition Services Agreement”:

Exhibit O-1	Other Inventory

Exhibit O-2	Step-Down Transformer

Exhibit O-3	Purchase Orders

c.	A new defined term “Additional Inventory” shall be added after the definition of “Adjusted Cash Purchase Price” and before the definition of “AFE”:

“Additional Inventory” – collectively, (a) all the inventory described on Exhibit O-1 (“Other Inventory”), (b) the step-down transformer described on Exhibit O-2 (the “Step Down Transformer”), and (c) the purchase orders for pipe and tubing described on Exhibit O-3 (the “Purchase Orders” and such pipe and tubing to be delivered pursuant to the Purchase Orders, the “PO Assets”).

d.	The definition of Assets shall be amended to add a new clause (r), which reads as follows: “the Additional Inventory.”

e.	Section 2.05 of the Purchase Agreement shall be amended to add a new Section 2.05(f) as follows:

Additional Inventory.

(i)	If any of the Other Inventory is used by Seller in the ordinary course of business prior to Closing, then such Other Inventory, shall be deemed to be (A) removed from Exhibit O-1, and (B) included as part of clauses (a) through (r) of the definition of “Assets” (the “Used Inventory”). The cost of the Used Inventory shall be treated as a Property Cost accrued when the applicable operation in which such Used Inventory is utilized is performed and shall be equal to the applicable allocations set forth on Exhibit O-1.

(ii)	On or before the date that is five (5) Business Days after the Closing Date, Buyer, via wire transfer in same day funds to the account designated by the Seller for the payment of the Preliminary Amount, shall pay to Seller, in cash, an amount equal to (A) the allocations set forth on Exhibit O-1 for the Other Inventory, (B) the portion of the amount to be paid for the Step Down Transformer which has been paid by Seller prior to Closing, and (C) the total amounts paid by Seller, if any, under any Purchase Order for any PO Assets prior to Closing (such total amount, the “Inventory Payment”). Notwithstanding anything contained herein to the contrary, from and after Closing, Buyer shall assume, and Seller shall have no liability for, any further payments on the Step Down Transformer and any payments associated with the Purchase Orders or PO Assets. For the avoidance of doubt, the Inventory Payment made pursuant to this Section 2.05(f) is in addition to the Cash Consideration payable pursuant to Section 2.02(a).

6.             Vehicles. The Parties agree that, at Closing, Buyer shall have in place customary insurance policies with respect to the vehicles set forth on Exhibit O-1 that is substantially similar to the policies Seller had in place immediately prior to Closing and shall add the Seller Provider Group (as defined in the Transition Services Agreement) as additional insureds with respect to such insurance policies so that Seller Providers may use such vehicles to provide the Services (as defined in the Transition Services Agreement) under the Transition Services Agreement. For the avoidance of doubt, Buyer acknowledges and agrees that the Seller Providers may, in Seller’s sole discretion, use the vehicles described in this paragraph 6 in connection with providing the Services under the Transition Services Agreement.

7.             Continuation of Purchase Agreement. From and after the date of this Amendment, all references to the Purchase Agreement set forth herein or in any other agreement or instrument shall, unless otherwise specifically provided, be references to the Purchase Agreement as amended by this Amendment and as may be further amended, modified, restated or supplemented from time to time by the Parties. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Purchase Agreement except as expressly set forth herein. As amended hereby, all of the terms and provisions of the Purchase Agreement are and shall remain in full force and effect and are hereby ratified and confirmed.

8.             Incorporation. The Parties acknowledge and agree that this Amendment shall be governed by the terms of Article 13 of the Purchase Agreement, and such provisions shall be incorporated herein, mutatis mutandis.

9.             Compliance with Purchase Agreement. The Parties acknowledge and agree that this Amendment complies with the requirements to amend or modify the Purchase Agreement, as stated in Section 13.07 of the Purchase Agreement.

10.           Counterparts. This Amendment may be executed and delivered (including by email transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Amendment and all of which, when taken together, shall be deemed to constitute one and the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the date set forth above.

SELLER:

STRONGHOLD ENERGY II OPERATING, LLC

By:	/s/ Caleb Weatherl
Name:	Caleb Weatherl
Title:	President & Chief Financial Officer

STRONGHOLD ENERGY II ROYALTIES, LP

By:	/s/ Caleb Weatherl
Name:	Caleb Weatherl
Title:	President & Chief Financial Officer

Signature Page – First Amendment to Purchase and Sale Agreement

BUYER:

RING ENERGY, INC.

By:	/s/ Paul D. McKinney

Name: Paul D. McKinney
Title: Chief Executive Officer and Chairman of the Board

Signature Page – First Amendment to Purchase and Sale Agreement